Conversion Report

STATE OF REPORTING PERSON is now limited to 2 characters. Your entry has been truncated. Original Value: Ontario

ISSUER NAME AND TRADING SYMBOL have been split into 2 separate fields. You may need to edit this value on your form.

IRS IDENTIFICATION NUMBER OF REPORTING PERSON is no longer reported and has been removed form your form.

Only one line is now allowed for signatures. The Filer will appended the second signature line to the first, if space allows. Original Data: Attonery-in fact

A Joint Filer Statement is no longer necessary for multiple reporting persons. Instead, enter the CIK and CCC for each Reporting Person on the form. Your statement has been dropped.

ISSUER IRS ID is no longer reported and has been removed from your form.

SROS is no longer reported and has been removed form your form.

Your form has been converted. We recommend that you save this form with a different name than the original in case you need to access the form in its original format later.